Exhibit (a)(1)(D)

Offer to Purchase for Cash for an Aggregate Purchase Price of Not More Than 50,000,000

Barings BDC, Inc.

of its Shares of Common Stock at a Purchase Price

Not Greater Than $11.72 or Less Than $10.20 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 6, 2018, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

August 7, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

On August 7, 2018, Barings BDC, Inc., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Company”), is offering to purchase for cash, for an aggregate purchase price of not more than $50,000,000, shares of common stock, par value $0.001 per share (the “Shares”), at a price specified by the tendering stockholders of not greater than $11.72 or less than $10.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase, dated August 7, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). As of August 2, 2018, the net asset value per Share was estimated to be $11.72. We have been appointed by the Company to act as the exclusive dealer manager in connection with the Offer. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single price per Share (the “Purchase Price”), which will be not more than $11.72 and not less than $10.20 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, and accepted for purchase, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders. The Purchase Price will be the lowest price per Share (in increments of $0.10, except for the first increment above the minimum purchase price, which is $0.12) of not more than $11.72 and not less than $10.20 per Share, at which Shares have been properly tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price of up to $50,000,000 or such lesser number if less than $50,000,000 in value of Shares are properly tendered in the Offer after giving effect to any Shares properly withdrawn. No fractional Shares will be purchased in the Offer.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any stockholder tendered at a lower price. However, because of the proration provisions described in the Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $50,000,000.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased, on the terms and subject to the conditions of the Offer, including the proration and “odd lot” priority provisions. We will not purchase Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase under the terms of the Offer because of the Offer’s proration and priority provisions. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4 of the Offer to Purchase.

For your information, and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated August 7, 2018;

2.

Letter of Transmittal and the IRS Form W-9 for your use in accepting the Offer and tendering Shares of, and for the information of, your clients (photocopied forms with original signatures may be used to tender Shares, facsimile signatures will not be accepted);

3.

Letter to Clients, for you to send to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the Offer;

4.

Notice of Guaranteed Delivery with respect to Shares, to be used to accept the Offer if the procedures for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal, to reach the Depositary (as defined in the Offer to Purchase) prior to the Expiration Time; and

5.	Return envelope addressed to the Depositary.

The conditions of the Offer are described in Section 7 of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on September 6, 2018, unless the Offer is extended or withdrawn. Under no circumstances will the Company pay interest on the Purchase Price (as such term is defined in the Offer to Purchase), even if there is any delay in making payment.

For Shares to be tendered properly pursuant to the Offer:

◾

a book-entry confirmation of the deposit of the Shares into the Depositary’s account at The Depositary Trust Company (“DTC”) if Shares are tendered through DTC’s Automatic Tender Offer Program system, a properly completed and duly executed Letter of Transmittal (or originally signed photocopy of the Letter of Transmittal (facsimile signatures will not be accepted) including any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of the Offer to Purchase; or

◾	the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures set forth in the Offer to Purchase.

Although the Company’s Board of Directors has authorized the Offer, none of the Company, any member of the Company’s Board of Directors, the Advisor, the Dealer Manager, the Depositary, the Information Agent (each as defined in the Offer to Purchase) or any of their respective affiliates has made, or is making, any recommendation to your clients as to whether they should tender or refrain from tendering their Shares or as to the price or prices at which they may choose to tender their Shares. Your clients must make their own decisions as to whether to tender their Shares, how many Shares to tender and the price or prices at which their Shares should be tendered. In doing so, your clients should read carefully the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal including the purposes and effects of the Offer. See Section 2 of the Offer to Purchase. Your clients are urged to discuss their decisions with their tax advisors, financial advisors and/or brokers.

The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer and related materials to your clients. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase (see Section 5 of the Offer to Purchase).

If you have any questions regarding the Offer, please contact the Dealer Manager (institutional stockholders) or the Information Agent (retail stockholders), each at the telephone numbers and addresses set forth below. If you require additional copies of the Offer to Purchase, the Letter of Transmittal or the other documents related to the Offer, please contact the Information Agent at the telephone numbers and address set forth below.

The Depositary for the Offer is:

Computershare

By registered, certified, express or first class mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By overnight courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Email (for Notices of Guaranteed Delivery only): canoticeofguarantee@computershare.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

If you have any questions regarding the Offer, please contact the Dealer Manager at the address or telephone number set forth below (institutional stockholders) or the Information Agent at the address or telephone number set forth below (retail stockholders). If you require additional copies of this Offer to Purchase, the Letter of Transmittal or the other documents related to the Offer, please contact the Information Agent at the address and telephone number set forth below. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

375 Park Avenue

New York, NY 10152

Call: (212) 214-6400

Call Toll Free: (877) 450-7515

The Information Agent for the Offer is:

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Call Toll-Free: (888) 991-1291

Via Email: baringsbdc@allianceadvisors.com

Very truly yours,

Wells Fargo Securities, LLC

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Advisor, the Dealer Manager, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.